Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Merrimack Pharmaceuticals UK Limited*	UK
Silver Creek Pharmaceuticals, Inc.	Delaware

* wholly owned